Exhibit 99.2

root9B Holdings Announces Definitive Agreement for the Sale of CEI Subsidiary
Company Announces Availability of Chairman’s Letter to Stockholders

Colorado Springs, CO – December 20, 2016 – root9B Holdings, Inc. (OTCQB: RTNBD) (“Company”) today announced the signing of a definitive stock purchase agreement for the sale of its wholly-owned subsidiary Control Engineering, Inc. (“CEI”). Closing of the transaction, which is subject to certain specified terms and conditions, is expected by December 31, 2016.

“The sale of CEI, once consummated, is an incremental yet important step towards our goal of becoming a pure play cybersecurity company,” said Dan Wachtler, President & Chief Operating Officer of root9B Holdings. “Although CEI was a very small part our overall business, we will benefit from the elimination of associated operating expenses and can more fully focus management's resources on executing our ongoing strategic initiatives. We are confident that each of us will be in a better position to grow our two distinct businesses as independent and separate companies.”

The Company also announced the availability of a Letter to Stockholders from Joseph J. Grano, Jr., Chairman and CEO of root9B Holdings, which may be accessed at the “Investor Relations” section of the Company’s website, www.root9bholdings.com

Additional information regarding the sale of CEI is available in a Form 8-K filed by the Company with the Securities and Exchange Commission on December 20, 2016.

About root9B Holdings, Inc.

root9B Holdings is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, the Company delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9bholdings.com

Forward Looking Statements

Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the pending sale of CEI and the Company’s ongoing transition into cybersecurity firm. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies are indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results.  The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com